Exhibit 99.1

Annie’s, Inc. Prices Secondary Offering

BERKELEY, Calif., March 13, 2013 /PRNewswire/ — Annie’s, Inc. (“Annie’s” or the “Company”) announced today the pricing of the offering of 3,500,000 shares of common stock to be sold exclusively by participating selling stockholders at a price to the public of $40.00 per share.

In addition, the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 525,000 shares to cover overallotments, if any. Annie’s will not receive any proceeds from the sale of shares by the selling stockholders or the exercise of the underwriters’ option to purchase additional shares.

Annie’s has also entered into an agreement with the selling stockholders to repurchase 500,000 shares of common stock, concurrently with the closing of the offering, directly from such selling stockholders in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in the offering. The closing of the share repurchase is contingent on the closing of the offering. The closing of the offering is not contingent on the closing of the share repurchase.

Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as joint book-running managers, with Stifel, Nicolaus & Company, Incorporated; William Blair & Company, L.L.C.; and RBC Capital Markets, LLC acting as co-managers for the offering.

The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, by telephone at +1 (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com; or from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at +1 (866) 803-9204.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Annie’s

Annie’s (NYSE: BNNY) is a natural and organic food company that offers great-tasting products in large packaged food categories. Annie’s products are made without artificial flavors and synthetic colors and preservatives regularly used in many conventional packaged foods. Today, Annie’s offers over 125 products and is present in over 25,000 retail locations in the United States and Canada. Founded in 1989, Annie’s is committed to operating in a socially responsible and environmentally sustainable manner. For more information, visit www.annies.com.

CONTACT:

Erica Abrams

510-558-7595

415-217-5864

ir@annies.com

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